Exhibit 99.1

China Pharma Holdings Inc. Announces 1-for-10 Reverse Stock Split

Haikou City, China, April 4, 2025 – China Pharma Holdings Inc. (“China Pharma” or the “Company”) (NYSE American: CPHI) reported that it expects to implement a 1-for-10 reverse stock split on its common stock effective Tuesday, April 15, 2025, with trading to begin on a split-adjusted basis at the market open on that day. Trading in the common stock will continue on the NYSE American under the symbol “CPHI”. The new CUSIP number for the common stock following the reverse stock split is 16941T 401.

The reverse stock split at a ratio ranges between 1:10 and 1:20 was authorized by the Company’s Board of Directors (the “Board”) through unanimous written consent on October 22, 2024 and adopted by the Company’s stockholders through the Annual Meeting for the fiscal year ended on December 31, 2023, which was held on December 22, 2024. The Board fixed a ratio of 1:10 on March 26, 2025.

Upon the effectiveness of the reverse stock split, every 10 shares of the Company’s issued and outstanding common stock will automatically be converted into one share of issued and outstanding common stock. No fractional shares will be issued as a result of the reverse stock split. Instead, any fractional shares that would have resulted from the split will be rounded up to the next whole number. The reverse stock split affects all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s outstanding common stock, except for adjustments that may result from the treatment of fractional shares.

About China Pharma Holdings, Inc.

China Pharma Holdings, Inc. (NYSE American: CPHI) is a specialty pharmaceutical company that develops, manufactures, and markets a diversified portfolio of products, focusing on conditions with high incidence and high mortality rates in China, including cardiovascular, CNS, infectious, and digestive diseases. The Company’s cost-effective business model is driven by market demand and supported by new GMP-certified product lines covering the major dosage forms. In addition, the Company has a broad and expanding nationwide distribution network across all major cities and provinces in China. The Company’s wholly-owned subsidiary, Hainan Helpson Medical & Biotechnology Co., Ltd., is located in Haikou City, Hainan Province. For more information about China Pharma Holdings, Inc., please visit www.chinapharmaholdings.com. The Company routinely posts important information on its website.

Safe Harbor Statement

Certain statements in this press release constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties may include, but are not limited to: the achievability of financial guidance; success of new product development; unanticipated changes in product demand; increased competition; downturns in the Chinese economy; uncompetitive levels of research and development; and other information detailed from time to time in the Company’s filings and future filings with the United States Securities and Exchange Commission. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations, except as required by applicable law or regulation.

For more information, please contact Investor Relations:

China Pharma Holdings, Inc.

Ms. Diana Na Huang

Phone: +86-898-6681-1730 (China)

Email: hps@chinapharmaholdings.com